Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333 - 143887 on Form S-4 of our report dated February 22, 2007 (August 7, 2007, as to the classification of PSR Investments, Inc. as discontinued operations as described in Note 3 and its settlement in principle with the Internal Revenue Service as described in Note 15 and subsequent events as described in Note 20) relating to the consolidated financial statements and financial statement schedules of Xcel Energy Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”) and of our report dated February 22, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Current Report on Form 8-K of Xcel Energy Inc. filed on August 8, 2007 for the year ended December 31, 2006  and to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

October 26, 2007